Exhibit 99.1

ALTRIA GROUP, INC. HOLDS INVESTOR PRESENTATION

CONCERNING SPIN-OFF OF PHILIP MORRIS INTERNATIONAL INC.

NEW YORK, March 11, 2008 – Altria Group, Inc. (NYSE: MO) today holds an investor presentation in New York City in connection with the spin-off of Philip Morris International Inc. (PMI). The presentation will be webcast live in listen-in mode only, from approximately 8:30 a.m. until 1:00 p.m. New York City Time, and an archived copy will be made available at www.altria.com, along with copies of remarks and select slides, until April 9, 2008.

Altria’s (excluding PMI) Presentation

Michael E. Szymanczyk and David Beran, who will become Chairman and Chief Executive Officer, and Chief Financial Officer, respectively, following the spin-off, will give presentations on growth strategies, capital structure, cost savings and productivity initiatives, opportunities and outlook for their company, followed by a question-and-answer session.

Altria will reiterate that its 2008 full-year diluted earnings per share from continuing operations are projected to grow approximately 9% to 11% from an adjusted base of $1.50, excluding PMI.

In addition, Altria will provide details on its longer-term outlook, namely: a total annual shareholder return of over 12% when combined with the dividend; earnings per share growth in the range of 8% to 10%; and approximately $1.0 billion in cumulative annual cost savings, $300 million of which were realized in 2007 and approximately $700 million in additional savings to be realized by the end of 2011.

PMI’s Presentation

Louis C. Camilleri, André Calantzopoulos and Hermann Waldemer, who will become Chairman and Chief Executive Officer, Chief Operating Officer and Chief Financial

Officer, respectively, following the spin-off, will give presentations on growth strategies, capital structure, cost savings and productivity initiatives, opportunities and outlook for their company, followed by a question-and-answer session.

PMI will reiterate that its 2008 full-year diluted earnings per share from continuing operations are projected to grow approximately 12% to 14% from a 2007 pro-forma adjusted base of $2.78.

In addition, PMI will provide details on its longer-term outlook, namely: revenue growth, net of excise taxes, of 4% to 6%; shipment volume growth of 1% to 2%; operating income growth of 6% to 8%; earnings per share growth in the range of 10% to 12%; $1.0 billion in cumulative annual cost savings by the end of 2010; and a cumulative total cash flow of approximately $22 billion by the end of 2010.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA Inc., John Middleton, Inc. and Philip Morris International Inc.) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; and to improve productivity.

Altria Group, Inc.’s tobacco subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Annual Report on Form 10-K for the period ended December 31, 2007. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Non-GAAP Financial Measures

The companies report their financial results in accordance with generally accepted accounting principles (GAAP). Today’s presentations may contain various operating results on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations will be included in the remarks and select slides posted to our website at www.altria.com.

Contact:	Nicholas M. Rolli
(917) 663-3460
Timothy R. Kellogg
(917) 663-2759

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